EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Plan Administrator
Hibbett Sports, Inc. 2005 Employee Stock Purchase Plan:

We consent to the incorporation by reference in the registration statement No. 333-126316 on Form S-8 of Hibbett Sports, Inc. of our report dated September 20, 2013, with respect to the statements of net assets available for benefits of Hibbett Sports, Inc. 2005 Employee Stock Purchase Plan as of June 30, 2013 and 2012, and the related statements of changes in net assets available for benefits for each of the years in the three-year period ended June 30, 2013, which report appears in the June 30, 2013 Annual Report on Form 11-K of Hibbett Sports, Inc. 2005 Employee Stock Purchase Plan.

Birmingham, Alabama                                                                                                              /s/ KPMG LLP
September 20, 2013

END OF EXHIBIT 23.1

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